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                                                    OMB NUMBER: 3235-0145
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 8 )*
                                             ---


                                 TETRA TECH,INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
--------------------------------------------------------------------------------


                                   881 62G 103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------

                                DECEMBER 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                  |_| Rule 13d-1(b)

                  |_| Rule 13d-1(c)

                  |X| Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



SEC 1745 (3-98)


                               Page 1 of 5 pages
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CUSIP No.           881 62G 103
------------------- ------------------------------------------------------------
            1.      Names of Reporting Persons.
                    I.R.S. Identification Nos. of above persons (entities only).

                    LI-SAN HWANG
------------------- ------------------------------------------------------------
            2.      Check the Appropriate Box if a Member of a Group
                    (See Instructions)

                    (a)

                    (b)
------------------- ------------------------------------------------------------
            3.      SEC Use Only
------------------- ------------------------------------------------------------
            4.      Citizenship or Place of Organization   UNITED STATES OF
                                                           AMERICA
------------------- ------------------------------------------------------------
NUMBER OF           5. Sole Voting Power                 1,839,409
SHARES              ------------------------------------------------------------
BENEFICIALLY        6. Shared Voting Power               -0-
OWNED BY            ------------------------------------------------------------
EACH                7. Sole Dispositive Power            1,839,409
REPORTING           ------------------------------------------------------------
PERSON WITH         8. Shared Dispositive Power          -0-
------------------- ------------------------------------------------------------
            9.      Aggregate Amount Beneficially Owned
                    by Each Reporting Person             1,839,409
------------------- ------------------------------------------------------------
           10.      Check if the Aggregate Amount in Row (11) Excludes
                    Certain Shares (See Instructions)
------------------- ------------------------------------------------------------
           11.      Percent of Class Represented by Amount in Row (11)    4.6%
------------------- ------------------------------------------------------------
           12.      Type of Reporting Person (See Instructions)     IN
------------------- ------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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                               Page 2 of 5 pages
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ITEM 1.

     (a)  Name of Issuer TETRA TECH, INC.

     (b)  Address of Issuer's Principal          670 NORTH ROSEMEAD BOULEVARD
          Executive Offices                      PASADENA, CALIFORNIA 91107



ITEM 2.

     (a) Name of Person Filing   LI-SAN HWANG

     (b) Address of Principal Business Office    670 NORTH ROSEMEAD BOULEVARD
         or, if none, Residence                  PASADENA, CALIFORNIA 91107


     (c) Citizenship             UNITED STATES OF AMERICA

     (d) Title of Class of Securities            COMMON STOCK, $0.01 PAR VALUE

     (e) CUSIP Number            881 62G 103



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:


(a)  |_| Broker or dealer registered under section 15 of the Act (15 U.S.C.
         78o).

(b)  |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)  |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
         78c).

(d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)  |_| An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)
         (E);

(f) |_| An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

(g) |_| A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

(h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)  |_| Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


                               Page 3 of 5 pages

ITEM 4.  OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


     (a) Amount beneficially owned: 1,839,409

     (b) Percent of class: 4.6%

     (c) Number of shares as to which the person has:

         (i)   Sole power to vote or to direct the vote    1,839,409

         (ii)  Shared power to vote or to direct the vote  -0-

         (iii) Sole power to dispose or to direct the disposition of   1,839,409

         (iv)  Shared power to dispose or to direct the disposition of -0-


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                                 NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                                 NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                 NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                                 NOT APPLICABLE

ITEM 10. CERTIFICATION

          (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                               Page 4 of 5 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                             February 14, 2001
                                                          ----------------------
                                                                  Date

                                                              /s/ Li-San Hwang
                                                          ----------------------
                                                                   Signature

                                                                Li-San Hwang
                                                          ----------------------
                                                                 Name/Title


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


MHODMA.LADOCS;218614;1 (218614)





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